Exhibit 11.1

KB CODE OF ETHICS

Preamble

•	We shall endeavor to make KB “a world-class retail bank” of choice that is characterized by honesty and trustworthiness

•	We shall achieve this goal through fair and transparent management, and continuously enhance corporate values, making KB a bank that grows and develops with customers and shareholders.

•	We shall hereby establish and make a pledge to strictly abide to the “KB Code of Ethics”, which will guide our judgment of values and conduct

Chapter 1. Fundamental Principles

1. We shall regard the maximization of shareholder values and customer satisfaction as the main criteria for judging our values and conduct

We shall make efforts to continuously create and provide a full-range of valuable products and services to fulfill the needs of our valued customers—the very foundation on which this Bank stands. We shall protect our shareholders’ investments by enhancing corporate value through our transparent and efficient management.

2. We shall establish ethical values and approach our responsibilities in pursuance of the KB vision and policies

We shall establish a high level of ethical values both in our professional and personal lives in order to maintain the highest level of dignity and ethics. Each member of the Bank staff shall strictly adhere to the Bank’s practices and procedures as stated in related laws, Bank’s policies, and KB Code of Ethics in fulfilling his or her responsibility as a member of the Bank.

3. We shall establish a healthy financial order and pursue mutual prosperity with interested parties

We shall respect the free market economic system that allows free and fair competition, and endeavor to seek mutual progress through trust and cooperation with all interested parties.

4. We shall contribute to the development of the state and local communities.

We shall fully understand our social obligations as corporate citizens, and faithfully implement and carry out our duties and responsibilities.

Chapter 2. Bank Management

1. Maximization of shareholder value

Our bank belongs to the shareholders. Our officers and employees will provide stable, long-term profits to the shareholders through rational and just decisions and transparent management.

A. We shall protect and support the value of the KB brand and corporate identity through appropriate PR and IR activities, including corporate communications concerning company developments and management performance.

B. We shall accurately record and manage financial records and accounting books of the Bank in compliance with the generally accepted accounting principles.

C. We shall respect the shareholders’ rights to be informed as well as their rightful requests and proposals, and will work to build mutual trust with the shareholders.

2. Customer satisfaction

We shall always think and behave from a customer’s point of view and fully endeavor to achieve total customer satisfaction by providing the highest quality products and services.

A. We shall always listen to the opinions and proposals of our customers.

B. We shall safe-keep and maintain customer information according to related laws and regulations, while protecting their private lives and personal information.

C. We shall always serve our customers with politeness and courtesy through faithful and kind conversation, and promote the Bank’s reliability by demonstrating professional financial knowledge.

3. Enhancement of the Bank officers and employees’ quality of life.

We respect the officers and employees’ autonomy and creativeness, and we will work to improve their quality of life.

A. We shall create an environment that allows all Bank staff to work pleasantly and comfortably, and fully demonstrate their abilities.

B. We shall impartially evaluate the performance of each Bank staff member and reward him or her based on the results of his or her evaluation.

C. We shall provide equal opportunities according to the ability of each Bank staff member, and we shall not discriminate based on school relations, regionalism, kinship, gender or religion.

Chapter 3. Social Responsibility of the Bank

1. Compliance with laws and regulations

We respect proper social norms as a corporation, and comply with all state and local laws and regulations.

2. Contribution to social growth

We shall contribute to social growth by participating in social service activities that will enrich our society more.

Chapter 4. Work Ethics for the Officers and Employees

1. General requirements

All the officers and employees of the Bank shall consider honesty and trustworthiness as their cardinal virtues, and shall pursue individual growth as well as the Bank’s development through continuous self-development and proper implementation of the Bank’s businesses.

A. In an age of unlimited opportunities and competition, we, the officers and employees, shall establish sound professional ethics and proactively challenge the changing future.

B. We shall take pride as an employee of the Bank and avoid involvement in any action that might damage the creditworthiness and prestige of the Bank. We will not perform any actions that might undermine the integrity of financial industry professionalism.

C. When an illegal or an improper action is discovered, we shall report it immediately according to the established procedures and do our best to resolve the problem instead of intentionally hiding it from others.

D. We shall not engage in any action that might cause sexual embarrassment such as sexual advances, jokes, physical contact, or any other action that contributes to the creation of a work environment that is threatening or unpleasant.

E. We shall not use our Bank’s name, assets, or the job title or duties of the Bank for political purposes; nor shall we participate or otherwise engage in political activities during working hours.

2. Proper execution of the Bank business

Our officers and employees will not get involved in any action that might hinder the proper execution of the Bank’s businesses.

A. We will not become involved in an economic favor such as taking money, gifts, or entertainment in relation to business, or in an action that might jeopardize our impartiality, such as accepting improper requests and surrendering to pressure.

B. When it is deemed necessary for execution of the Bank business to provide gifts or entertainment, they will be appropriate for the occasion and they will not violate the provisions of related laws and regulations.

3. Prohibition against conflict of interest

Officers and employees of the Bank shall protect the Bank assets, and when there is a conflict of interest, they shall take actions to protect the Bank interest first, over any other interests.

A. When there is a conflict of interest between the Bank and other individuals, or among business divisions, the interest of the Bank shall take precedence over any other interests.

B. Officers and employees of the Bank shall protect the Bank’s physical and intellectual property and business secrets, and shall not use them for private purposes.

C. Officers and employees of the Bank shall not engage in unfair practices such as the pursuit of private profits using their positions, or the sale of securities, real estate, or other assets by using any non-public information acquired from the Bank.

D. Officers and employees of the Bank shall not, unless explicitly allowed under related laws and regulations, become a debtor of our Bank or provide personal or physical security for loans from our Bank.

4. Mutual respect among the officers and employees

Officers and employees of the Bank shall respect each other and work together towards developing smooth and effective communication and building positive business cooperation for the growth and development of the Bank.

A. Officers and employees of the Bank shall observe basic etiquette required for a proper company atmosphere, and shall refrain from any conduct that is harmful to the maintenance of the organization.

B. Superiors shall not give improper orders to subordinates

C. Subordinates shall comply with justifiable orders from a superior and decline any that is improper.

5. Management of information

Officers and employees of the Bank shall safe-keep and manage information of the Bank as precious Bank assets.

A. Officers and employees of the Bank shall prevent disclosing important Bank information.

B. No one shall have access to the Bank information or its information system without proper authority. Officers and employees of the Bank shall take proper measures to prevent unauthorized persons from gaining access to such systems.

C. Bank computer software shall be used only for Bank business and its use shall comply with the terms and conditions of the contract.

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